Exhibit 12-A


                               MEDIAONE GROUP, INC.
           RATIO OF EARNINGS (LOSS) TO COMBINED FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS
                              (DOLLARS IN MILLIONS)

                                      Year-to-Date                                Year Ended
                                   --------------------    ----------------------------------------------------------
                                   06/30/98    06/30/97    12/31/97     12/31/96     12/31/95    12/31/94    12/31/93
Income (loss) from continuing
 operations                         $3,388      $(522)     $(1,207)      $(537)        $(94)      $  69       $(227)
Interest expense (net of amounts
 capitalized                           293        340          678         164           98          61          24
Interest factor on rentals (1/3)         3          7           14          12           12          17          14
Equity losses in unconsolidated
 ventures (less than 50% owned)        138        217          690         168           66           -           -
Guaranteed minority interest
 expense                                42         44           87          55           14           -           -
                                    ------      -----      -------       -----         ----       -----       -----
Earnings                            $3,864      $  86      $   262       $(138)        $ 96       $ 147       $(179)

Interest expense                    $  318      $ 348      $   714       $ 202         $131       $  68       $  24
Interest factor on rentals (1/3)         3          7           14          12           12          17          14
Guaranteed minority interest
 expense                                42         44           87          55           14           -           -
Preferred stock dividends
 (pre-tax equivalent)                   46         36           76          24            3           3           -
                                    ------      -----      -------       -----         ----       -----       -----

Fixed charges                       $  409      $ 435      $   891       $ 283         $160       $  88       $  38

Ratio of earnings (loss) to
 combined fixed charges and
 preferred stock dividends            9.45          -            -           -            -        1.67           -

Deficiency                          $    -      $ 349      $   629       $ 421         $ 64       $   -       $ 217
                                    ------      -----      -------       -----         ----       -----       -----